Exhibit 99.2

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2024 AND 2023

INNOVEX DOWNHOLE SOLUTIONS, INC.

Innovex Downhole Solutions, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and par value amounts)

(Unaudited)

	June 30, 2024	December 31, 2023
Assets
Current assets
Cash and restricted cash	$10,356	$7,406
Accounts receivable, net	119,637	118,360
Inventory	146,690	141,188
Prepaid expenses and other current assets	18,299	21,318

Total current assets	294,982	288,272

Noncurrent assets
Property and equipment, net	51,808	52,424
Right of use assets – operating	26,214	32,673
Goodwill	23,932	23,932
Intangibles, net	37,794	41,808
Deferred tax asset, net	15,116	14,017
Equity method investment	19,615	20,025
Other long-term assets	2,168	2,149

Total noncurrent assets	176,647	187,028

Total assets	$471,629	$475,300

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$36,708	$32,035
Operating lease liabilities	6,942	7,358
Accrued expenses	25,486	28,736
Other current liabilities	1,261	670
Current portion of long-term debt and finance lease obligations	10,301	9,824

Total current liabilities	80,698	78,623

Noncurrent liabilities
Long-term debt and finance lease obligations	14,451	40,566
Operating lease liabilities	23,954	27,159
Other long-term liabilities	28	31

Total noncurrent liabilities	38,433	67,756

Total liabilities	$119,131	$146,379

Commitments and contingencies (Note 15)
Stockholders’ equity
Common stock, $0.01 par value, 20,000,000 shares authorized at June 30, 2024 and December 31, 2023; 15,393,464 and 15,368,503 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively	$154	$154
Additional paid-in capital	181,233	180,788
Accumulated other comprehensive income	(748)	2,071
Retained earnings	171,859	145,908

Total stockholders’ equity	$352,498	$328,921

Total liabilities and stockholders’ equity	$471,629	$475,300

The accompanying notes are an integral part of these condensed consolidated financial statements.

Innovex Downhole Solutions, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Income

(in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenues	$130,302	$147,641	$258,299	$283,263
Cost of sales, exclusive of depreciation and amortization	84,310	96,662	163,217	186,176
Selling, general and administrative expenses	18,687	17,266	40,401	35,503
(Gain)/loss on sale of assets	(194)	281	(318)	173
Depreciation	4,582	3,421	7,368	6,794
Amortization	2,007	2,007	4,014	4,014
Impairment of long-lived assets	3,522	—	3,522	—
Acquisition costs	4,318	370	4,714	604

Income from operations	13,070	27,634	35,381	49,999
Interest expense	607	1,936	1,326	3,198
Other expense/(income), net	(653)	(883)	(133)	(160)
Equity method earnings	744	671	1,212	671

Income before income taxes	13,860	27,252	35,400	47,632
Income tax expense, net	4,326	6,666	9,449	7,520

Net income	9,534	20,586	25,951	40,112

Foreign currency translation adjustment	(1,789)	1,028	(2,819)	491

Comprehensive income	$7,745	$21,614	$23,132	$40,603

Earnings per common share
Basic	$0.62	$1.34	$1.69	$2.61
Diluted	$0.59	$1.30	$1.62	$2.52
Weighted average common shares outstanding
Basic	15,393,464	15,368,503	15,393,327	15,368,503
Diluted	16,058,131	15,854,791	16,051,305	15,907,274

The accompanying notes are an integral part of these condensed consolidated financial statements.

Innovex Downhole Solutions, Inc.

Condensed Consolidated Statements of Changes in Stockholders’ Equity

(in thousands, except share amounts)

(Unaudited)

	Common Stock
	Shares	$ Amount	Additional Paid-in Capital	Retained Earnings/ (Deficit)	Accumulated Other Comprehensive Income	Total Stockholders’ Equity
For the Three Months Ended June 30, 2023
Balance at March 31, 2023	15,368,503	$154	$179,328	$91,508	$(219)	$270,771
Stock based compensation	—	—	530	—	—	530
Foreign currency translation adjustment	—	—	—	—	1,028	1,028
Net income	—	—	—	20,586	—	20,586

Balance at June 30, 2023	15,368,503	$154	$179,858	$112,094	$809	$292,915

For the Three Months Ended June 30, 2024
Balance at March 31, 2024	15,393,464	$154	$180,785	$162,325	$1,041	$344,305
Stock based compensation	—	—	448	—	—	448
Foreign currency translation adjustment	—	—	—	—	(1,789)	(1,789)
Net income	—	—	—	9,534	—	9,534

Balance at June 30, 2024	15,393,464	$154	$181,233	$171,859	$(748)	$352,498

	Common Stock
	Shares	$ Amount	Additional Paid-in Capital	Retained Earnings/ (Deficit)	Accumulated Other Comprehensive Income	Total Stockholders’ Equity
For the Six Months Ended June 30, 2023
Balance at December 31, 2022	15,368,503	$154	$178,826	$71,982	$318	$251,280
Stock based compensation	—	—	1,032	—	—	1,032
Foreign currency translation adjustment	—	—	—	—	491	491
Net income	—	—	—	40,112	—	40,112

Balance at June 30, 2023	15,368,503	$154	$179,858	$112,094	$809	$292,915

For the Six Months Ended June 30, 2024
Balance at December 31, 2023	15,368,503	$154	$180,788	$145,908	$2,071	$328,921
Equity award vestings	38,403	—	—	—	—	—
Shares withheld related to net settlement of equity awards	(13,442)	—	(471)	—	—	(471)
Stock based compensation	—	—	916	—	—	916
Foreign currency translation adjustment	—	—	—	—	(2,819)	(2,819)
Net income	—	—	—	25,951	—	25,951

Balance at June 30, 2024	15,393,464	$154	$181,233	$171,859	$(748)	$352,498

The accompanying notes are an integral part of these condensed consolidated financial statements.

Innovex Downhole Solutions, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Six Months Ended June 30,
	2024	2023
Cash flows from operating activities
Net income	$25,951	$40,112
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	11,382	10,808
Deferred financing fees amortization	185	127
Amortization of operating lease ROU asset	3,796	3,701
Impairment of long-lived assets	3,522	—
Stock based compensation	916	1,032
(Gains)/loss on sale of property and equipment	(318)	174
(Gains)/loss on lease termination	(219)	(20)
Deferred tax asset, net	(330)	(4,649)
Equity method earnings, net of dividends	410	(671)
Changes in operating assets and liabilities, net of amounts related to acquisitions:
Accounts receivable	(1,093)	(16,796)
Inventory	(5,502)	(2,819)
Prepaid expenses and other current assets	3,019	300
Other long-term assets	(19)	(3,122)
Accounts payable	4,673	594
Accrued expenses and other current liabilities	(3,428)	(3,392)
Other operating assets and liabilities, net	(7,573)	(2,854)

Net cash provided by operating activities	35,372	22,525

Cash flows from investing activities
Capital Expenditures	(4,296)	(8,823)
Proceeds from sale of property and equipment	979	921
Equity method investment	—	(18,350)

Net cash used in investing activities	(3,317)	(26,252)

Cash flows from financing activities
Deferred debt issuance cost	—	(362)
Revolving credit facility borrowings	69,300	144,050
Revolving credit facility payments	(92,500)	(136,550)
Term loan payments	(2,500)	(2,900)
Payments on finance leases	(2,751)	(1,762)
Taxes paid related to net share settlement of equity awards	(471)	—

Net cash provided by (used in) financing activities	(28,922)	2,476

Effect of exchange rate changes	(183)	154
Net change in cash and restricted cash	2,950	(1,097)
Cash and restricted cash beginning of period	7,406	8,416

Cash and restricted cash end of period	$10,356	$7,319

Supplemental cash flow information:
Cash paid for interest	$1,253	$2,519
Cash paid (received) for income taxes	$6,041	$920

The accompanying notes are an integral part of these condensed consolidated financial statements.

Innovex Downhole Solutions, Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

NOTE 1. SUMMARY OF BUSINESS

Description of Business

Innovex Downhole Solutions, Inc. (“Innovex”, the “Company”, “we”, “us” and “our”) was incorporated as a Delaware corporation on September 15, 2016 and named IC Granite Holdings, Inc. at the time of incorporation. On October 13, 2016 the Company’s name was changed to Innovex Downhole Solutions, Inc. The Company’s corporate office is located in Humble, Texas.

Innovex designs, manufactures, sells and rents a broad suite of well-centric, engineered products to the global oil and natural gas industry. Our products are sold and rented to international oil companies, national oil companies, independent exploration and production companies and multinational service companies. The products we provide have applications across the well lifecycle for both onshore and offshore oil and natural gas wells, including well construction, well completion, and well production and intervention applications.

Basis of Presentation

The accompanying Condensed Consolidated Financial Statements have been prepared in conformity with accounting principles generally accepted in the United States (“U.S. GAAP” or “GAAP”) for interim financial information. The Condensed Consolidated Financial Statements include the accounts of our subsidiaries where we have control over operating and financial policies. Investments in unconsolidated affiliates, in which the Company can exercise significant influence, but does not own a controlling financial interest, are accounted for using the equity method. These Condensed Consolidated Financial Statements should be read in conjunction with our financial statements and related notes thereto for the year ended December 31, 2023 (“Annual Report”). In the opinion of management, these Condensed Consolidated Financial Statements reflect all normal, recurring adjustments necessary for a fair statement of the interim periods presented. The results of operations for interim periods are not necessarily indicative of those for a full year. All intercompany accounts and transactions have been eliminated for purposes of preparing these Condensed Consolidated Financial Statements.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Our significant accounting policies are described in “Note 2. Summary of Significant Accounting Policies” in our Annual Report.

Impairment of Long-lived Assets

The Company performs reviews for impairment of long-lived assets, including property and equipment, intangible assets with definite lives and operating lease right of use assets, whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Long-lived assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets. An impairment loss is recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. When an impairment is identified, the carrying amount of the asset is reduced to its estimated fair value.

In the second quarter of 2024, the Company identified a significant decrease in the market price of a right of use asset related to a building lease and a company owned building. The Company determined the carrying values were not recoverable and exceeded their fair values. The Company then measured the impairment losses by comparing the book values with current third-party quoted market prices, resulting in a total impairment of $3.5 million.

Recent Accounting Pronouncements

Segment Reporting (Topic 280). In November 2023, the FASB issued ASU 2023-07, Segment Reporting—Improvements to Reportable Segment Disclosures (Topic 280): The amendments in this update require a public entity to report, for each reportable segment, a measure of the segment’s profit or loss that its chief operating decision maker uses to assess segment performance and make decisions about resource allocation. Although information about a segment’s revenue and measure of profit or loss is disclosed in an entity’s financial statements under the current requirements, there generally is limited information disclosed about a segment’s expenses and, therefore, investors supported enhanced expense disclosures. Accordingly, the ASU requires public entities to provide investors with additional, more detailed information about a reportable segment’s expenses and is intended to improve the disclosures about a public entity’s reportable segments. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. A public entity should apply the amendments in this ASU 2023-07 retrospectively to all prior periods presented in the financial statements. Upon transition, the segment expense categories and amounts disclosed in the prior periods should be based on the significant segment expense categories identified and disclosed in the period of adoption. The Company is currently assessing the impact of ASU 2023-07 on its disclosures.

Income Tax Disclosures (ASC 740) In December 2023, the FASB issued ASU 2023-09 which updated accounting guidance related to income tax disclosures. The updated accounting guidance, among other things, requires additional disclosures primarily related to the tax rate reconciliation and income taxes paid. ASU 2023-09 is effective for annual periods beginning after December 15, 2024. The Company is currently assessing the impact of ASU 2023-09 on its disclosures.

NOTE 3. MERGERS AND ACQUISITIONS

The Company’s acquisition of business and equity method investments consisted of the following during the six months ended June 30, 2024 and the twelve months ended December 31, 2023:

Merger Agreement. On March 18, 2024, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Dril-Quip, Inc., a Delaware corporation (“Dril-Quip”), Ironman Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Dril-Quip, and DQ Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Dril-Quip. Following the transactions, the name of the surviving entity will be changed to Innovex International, Inc. (the “Combined Company”), and its common stock will remain listed on the New York Stock Exchange. Upon consummation of the transactions contemplated by the Merger Agreement, the current Dril-Quip shareholders will own approximately 52% of the Combined Company and current shareholders of the Company will own approximately 48% of the Combined Company. The Company paid a cash dividend of $75 million to the holders of the Company’s common stock on September 6, 2024. It is expected that the proposed merger would be accounted for using the acquisition method of accounting with Innovex being identified as the accounting acquirer.

The transaction has been approved by the boards of directors of Innovex and Dril-Quip, and it closed on September 6, 2024 (see the “Subsequent Events” footnote below for detail).The closing of the transaction is subject to closing conditions including, among others, regulatory approval and approval by Dril-Quip’s stockholders.

Downhole Well Solutions, LLC (“DWS”) Acquisition. On May 1, 2023, the Company acquired a 20% equity interest in DWS, via purchasing preferred stock units of DWS, for the purchase price of $17.6 million in cash consideration. Transaction costs recognized in connection with the acquisition were $0.7 million and were capitalized as part of the equity investment. DWS sells drilling equipment and related technology which is complimentary to the Company’s existing product lines. The Company obtained significant influence over DWS through a 20% ownership and one board seat out of three total board seats of representation on the board of directors of DWS. The acquisition was accounted for as an equity method investment under Accounting Standards Codification (“ASC”) 323, Investments- Equity Method and Joint Ventures. The cost of the investment is $15.0 million more than the acquired underlying equity in DWS net assets. The difference is attributable to intangible assets of $13.0 million and equity method goodwill of $2.0 million. The difference pertaining to intangible assets will be amortized to equity method earnings over the remaining useful life of the related asset. For the three and six months ended June 30, 2024, we recorded our proportionate share of DWS’s net income of $1.1 million, adjusted for $0.4 million amortization attributed to intangible assets and $1.9 million, adjusted for $0.7 million amortization attributed to intangible assets, respectively. For the three and six months ended June 30, 2024 DWS distributed $0.6 million and $1.6 million of distributions to the Company, respectively, which was recorded as a reduction of the carrying value of the equity investment. For the three and six months ended June 30, 2023, we recorded our proportionate share of DWS’s net income of $0.7 million and received no distributions from DWS.

We signed an option to acquire the remaining 80% interest in DWS dated April 24, 2024, exercisable any time prior to April 30, 2025. If we exercise the option before September 30, 2024, the purchase price will be primarily fixed in nature. If we exercise the option after September 30, 2024 the purchase price will be based on a multiple of DWS EBITDA.

Acquisition costs within the Condensed Consolidated Statements of Operations and Comprehensive Income consist of legal and accounting advisory fees related to the acquisition of Downhole Well Solutions, LLC and Dril-Quip, Inc.

NOTE 4. REVENUE

Revenue is recognized as, or when, the performance obligations are satisfied by transferring control of a service or product to the customer. The Company generates revenue primarily from three revenue streams: (i) product revenues, (ii) service revenues; and (iii) rental revenues. We sell or rent our products and provide services primarily in onshore U.S. and Canadian markets (“NAM”) and in international and offshore markets (“International and Offshore or “INTL & Offshore”). We attribute rental and service revenue to the country in which the rental or service was performed, while we attribute product sales revenue to the country to which the product was shipped. The Company has elected the practical expedient to expense commissions, as the amortization period associated with the asset that would have been recognized for each order is one year or less. Rental revenue, as presented in the table below, is accounted for under the lease guidance according to ASC 842 and recognized ratably over the term of the lease.

From time to time, we may enter into contracts that contain multiple performance obligations, such as work orders containing a combination of product sales, equipment rentals and contract labor services. For these arrangements, we allocate the transaction price to each performance obligation identified in the contract based on relative standalone selling prices, and we recognize the related revenue as control of each individual product or service is transferred to the customer in satisfaction of the corresponding performance obligations.

The following tables presents our revenues disaggregated by category and by geography:

	Three Months Ended June 30, 2024			Three Months Ended June 30, 2023
(in thousands)	NAM	INTL & Offshore	Total	NAM	INTL & Offshore	Total
Product revenues	$65,073	$44,655	$109,728	$77,596	$47,030	$124,626
Service revenues	12,161	1,769	13,930	14,456	1,204	15,660
Rental revenues	1,848	4,796	6,644	3,022	4,333	7,355

Total revenues	$79,082	$51,220	$130,302	$95,074	$52,567	$147,641

	Six Months Ended June 30, 2024			Six Months Ended June 30, 2023
(in thousands)	NAM	INTL & Offshore	Total	NAM	INTL & Offshore	Total
Product revenues	$131,738	$84,941	$216,679	$152,851	$84,512	$237,363
Service revenues	24,287	3,613	27,900	29,286	2,317	31,603
Rental revenues	3,955	9,765	13,720	6,300	7,997	14,297

Total revenues	$159,980	$98,319	$258,299	$188,437	$94,826	$283,263

Accounts receivable are stated at the historical carrying amount net of allowances for credit losses. We evaluate our global accounts receivable through a continuous process of assessing our portfolio on an individual customer and overall basis. Based on our review, we establish or adjust allowances for specific customers. Past due balances are written-off against allowance for credit losses when the accounts are deemed to be no longer collectible.

The changes in allowance for credit losses during the six months ended June 30, 2024 and 2023 were as follows:

	June 30,
(in thousands)	2024	2023
Balance at January 1	$5,015	$3,136
Provision for credit losses	433	1,862
Write-offs charged against allowance	(1,357)	(1,093)

Balance at June 30	$4,091	$3,905

NOTE 5. INVENTORY

A summary of inventory as of June 30, 2024 and December 31, 2023 is as follows:

(in thousands)	June 30, 2024	December 31, 2023
Raw materials	$6,230	$4,329
Work in progress	7,484	4,368
Finished goods	132,976	132,491

Total Inventory	$146,690	$141,188

NOTE 6. PROPERTY AND EQUIPMENT

A summary of property and equipment as of June 30, 2024 and December 31, 2023 is as follows:

(in thousands)	June 30, 2024	December 31, 2023
Land	$1,794	$1,832
Buildings, building improvements and leasehold improvements	20,143	19,481
Manufacturing machinery and equipment	37,236	35,669
Rental tools	23,072	24,444
Furniture and fixtures	710	723
Computer software	930	930
Vehicles	12,681	13,451
Right of use leases – finance	18,595	16,588

Total Property and equipment	115,161	113,118
Accumulated depreciation and amortization	(63,353)	(60,694)

Net Property and equipment	$51,808	$52,424

NOTE 7. INTANGIBLE ASSETS AND GOODWILL

Intangible Assets. A summary of intangible assets as of June 30, 2024 and December 31, 2023 is as follows.

	June 30, 2024
(in thousands)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer relationships	$78,166	$(42,374)	$35,792
Non-compete agreements	500	(357)	143
Trade names	10,980	(9,121)	1,859
Technology, Patents, and Other	26,133	(26,133)	—

Total	$115,779	$(77,985)	$37,794

	December 31, 2023
(in thousands)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer relationships	$78,166	$(38,511)	$39,655
Non-compete agreements	500	(321)	179
Trade names	10,980	(9,006)	1,974
Technology, Patents, and Other	26,133	(26,133)	—

Total	$115,779	$(73,971)	$41,808

Amortization expense on intangible assets was $2.0 million and $2.0 million for the three months ended June 30, 2024 and 2023 respectively, and $4.0 million and $4.0 million for the six months ended June 30, 2024 and 2023, respectively.

Impairment. We analyzed definite lived intangible assets for impairment as of June 30, 2024 and December 31, 2023, in accordance with Accounting Standards Codification 360 Property, Plant, and Equipment, noting no impairment indicators were present. We analyzed goodwill for impairment as of June 30, 2024 and December 31, 2023, in accordance with Accounting Standards Codification 350 Intangibles—Goodwill and Other, noting no impairment indicators were present. For our annual goodwill impairment test as of December 31, 2023, we performed a qualitative assessment to determine if it was more likely than not (that is, a likelihood of more than 50 percent) that the fair value of our reporting unit was less than its carrying value as of the test date. We evaluated events and circumstances since the date of our last quantitative or qualitative assessment, including macroeconomic conditions, industry and market conditions, and our overall financial performance, and it was determined that the reporting unit fair value was, more likely than not, greater than the carrying amount. Therefore, no impairment charges were recorded related to goodwill for the periods ended June 30, 2024 and December 31, 2023.

The following table presents a roll-forward of goodwill for the periods ended June 30, 2024 and December 31, 2023:

(in thousands)	Goodwill, Gross	Accumulated Impairment	Goodwill, Net
Balance at December 31, 2022	$94,436	$(70,504)	$23,932

Additions	—	—	—

Balance at December 31, 2023	$94,436	$(70,504)	$23,932

Additions	—	—	—

Balance at June 30, 2024	$94,436	$(70,504)	$23,932

NOTE 8. PREPAIDS AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consist of the following as of June 30, 2024 and December 31, 2023:

(in thousands)	June 30, 2024	December 31, 2023
Prepaid expenses	$1,635	$3,065
Current deposits	8,440	9,521
Tax receivables	4,311	3,781
Other current assets	3,913	4,951

Total	$18,299	$21,318

NOTE 9. DEBT

Current and long-term debt obligations consisted of the following as of June 30, 2024 and December 31, 2023:

(in thousands)	June 30, 2024	December 31, 2023
Current portion of long-term debt and finance lease obligations:
Term loan	$5,000	$5,000
Finance lease obligations	5,301	4,824

Total current portion of long-term debt and finance lease obligations	10,301	9,824

Long-term debt and finance lease obligations:
Term loan	10,211	12,711
Revolving credit facility	—	23,200
Finance lease obligations	4,718	5,319

Total long-term debt and finance lease obligations	14,929	41,230
Less: debt issuance costs, net	(478)	(664)

Total long-term portion of debt and finance lease obligations, net	14,451	40,566

Total debt and finance lease obligations, net	$24,752	$50,390

Term Loan and Revolving Credit Facility

The Company’s Second Amended and Restated Revolving Credit, Term Loan, Guaranty and Security Agreement (as amended, the “Second A&R Credit Agreement”) dated June 10, 2022, governs separate debt facilities referred to as the Term Loan and the Revolving Credit Facility. The Second A&R Credit Agreement also includes additional borrowing capacities, including swing loans and letters of credit, which the Company has not utilized. The Second A&R Credit Agreement defines the Company as the borrower and PNC Bank, National Association (“PNC”) as the agent. The Term Loan and the Revolving Credit Facility are secured by substantially all of the assets of the Company and certain of its subsidiaries, subject to certain customary exclusions. As of June 30, 2024 the Company has no outstanding balance on the Revolving Credit Facility; however, borrowing capacity available was $93.6 million.

Debt Modifications. The original Amended and Restated Revolving Credit Facility, Term Loan and Guaranty and Security Agreement (as amended prior to the Second A&R Credit Agreement, the “A&R Credit Agreement”) was dated June 10, 2019. In November 2020, the Company entered into the Fourth Amendment to the A&R Credit Agreement (the “Fourth Amendment”), which became effective in March 2021. The Fourth Amendment included modifications to require quarterly principal payments on the Term Loan, followed by a final payment of all unpaid principal and accrued and unpaid interest on the then-maturity date of June 10, 2022.

The Second A&R Credit Agreement includes modifications to the definition of EBITDA and the applicable interest rate and an extension of the maturity date to June 10, 2026. The Second A&R Credit Agreement was composed of a $90.0 million Revolving Credit Facility, $20.0 million uncommitted accordion feature on the Revolving Credit Facility and $24.4 million Term Loan. The Second A&R Credit Agreement requires the Company to make quarterly principal payments on the Term Loan of $1.25 million on the first day of each quarter, commencing October 1, 2022, followed by a final payment of all unpaid principal and accrued and unpaid interest on the maturity date.

In April 2023, the Company entered into the Second Amendment to the Second A&R Credit Agreement (the “Second Amendment”), which includes approval for the DWS acquisition in May of 2023. Refer to Note 3. Mergers and Acquisitions for discussion of the DWS acquisition. The Second Amendment included increased borrowing availability of the Revolving Credit Facility to $110.0 million, increased borrowing availability of the Term Loan to $25.0 million, and a requirement for the Company to maintain $15.0 million of Revolving Credit Facility availability at closing of the DWS transaction.

In December 2023, the Company entered into the Third Amendment to the Second A&R Credit Agreement, in which the lenders consented and agreed to the repayment in full of the Subordinated Notes prior to the maturity date.

In June 2024, the Company entered into the Fourth Amendment to the Second A&R Credit Agreement, which permits the change in control event and payment of the cash dividend contemplated by the Merger Agreement with Dril-Quip. Refer to Note 3. Mergers and Acquisitions for discussion of the Merger Agreement.

We performed a debt modification analysis in accordance with ASC 470 and concluded that the modifications align with modification accounting. There is no gain or loss resulting from the Second A&R Credit Agreement. We were in compliance with our debt covenants at June 30, 2024 and December 31, 2023.

Interest Expense. Interest expense for the Second A&R Credit Agreement is calculated based on fixed and floating rate components, displayed below:

Agreement Version:	Second A&R Credit Agreement
Credit Facility	SOFR* + 1.75%
Term Loan	SOFR* + 2.00%

(Note: * Secured Overnight Financing Rate.)

NOTE 10. ACCRUED EXPENSES

A summary of other accrued liabilities as of June 30, 2024 and December 31, 2023 is as follows:

(in thousands)	June 30, 2024	December 31, 2023
Payroll and other compensation expenses	$14,451	$17,748
Property, sales and other non-income related taxes	2,757	5,772
Accrued commission	769	759
Income taxes	5,293	1,982
Accrued interest	298	380
Other accrued liabilities	1,918	2,095

Total	$25,486	$28,736

NOTE 11. INCOME TAXES

During the three months ended June 30, 2024 we recorded a total income tax provision of $4.3 million on $13.9 million of pre-tax income, resulting in an effective tax rate of 31%. For the three months ended June 30, 2023, we recorded a total income tax provision of $6.7 million on $27.3 million of pre-tax income, resulting in an effective tax rate of 24%.

During the six months ended June 30, 2024 we recorded a total income tax provision of $9.4 million on $35.4 million of pre-tax income, resulting in an effective tax rate of 27%. For the six months ended June 30, 2023, we recorded a total income tax provision of $7.5 million on $47.6 million of pre-tax income, resulting in an effective tax rate of 16%.

The change in the effective tax rate between the periods resulted primarily due to changes in projected earnings by geography and tax jurisdiction.

NOTE 12. EARNINGS PER SHARE

Basic earnings per share of Common Stock is calculated by dividing the net income attributable to the Company during the period by the weighted average number of shares of Common Stock outstanding during the same period. Diluted earnings per share, if dilutive, includes the incremental effect of issuable shares from stock awards, as determined using the treasury stock method.

The following table summarizes the basic and diluted earnings per share calculations:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Numerator:
Net income (in thousands)	$9,534	$20,586	$25,951	$40,112

Denominator:
Basic weighted average number of shares outstanding	15,393,464	15,368,503	15,393,327	15,368,503
Dilutive effect of equity awards	664,667	486,288	657,978	538,771

Diluted weighted average number of shares	16,058,131	15,854,791	16,051,305	15,907,274

Income per share:
Basic	$0.62	$1.34	$1.69	$2.61

Diluted	$0.59	$1.30	$1.62	$2.52

Potentially dilutive shares excluded as anti-dilutive	44,564	114,500	44,564	114,500

NOTE 13. STOCK BASED COMPENSATION

Stock-based compensation expense recorded was $0.4 million and $0.5 million for the three months ended June 30, 2024 and 2023, respectively and $0.9 million and $1.0 million for the six months ended June 30, 2024 and 2023, respectively. Stock-based compensation is included in “Selling, general and administrative expenses” in our accompanying condensed consolidated statements of operations and comprehensive income and “Additional paid-in capital” in our accompanying condensed consolidated balance sheets. During the three and six months ended June 30, 2024, we granted 327,200 equity-classified restricted stock units (“RSUs”), respectively. The RSUs granted in 2024 are performance-based and are dependent on the consummation of the merger transaction between Innovex and Dril-Quip. Refer to Note 3. Mergers and Acquisitions for further details. These awards will vest on two different vesting schedules. Immediately upon close of the merger 134,200 RSUs will vest, less any forfeitures between the grant date and the vesting date. The remaining 193,000 RSUs, less forfeitures, will vest over 2 years beginning from the date of the merger. The Company will begin recognizing share-based compensation expense for the transaction dependent awards when it is concluded that this performance condition will be achieved and will recognize the cost based on the vesting schedule of each award.

NOTE 14. RELATED PARTY TRANSACTIONS

Related parties include key management personnel having authority and responsibility for planning, directing, and monitoring the activities of the Company directly or indirectly and their close family members. In the normal course of business, the Company from time to time receives services from, or sells products to, related parties, in transactions that are either not material or approved in accordance with our Related Party Transaction Approval Policy.

The Company makes regular purchases from vendors that are related parties. The purchases are carried out in the normal course of business. The total of such purchases were $0.3 million and $0.2 million for the three months ended June 30, 2024 and 2023, respectively, and $0.3 and $0.4 million for the six months ended June 30, 2024 and 2023, respectively. In October 2023, we added a new member to our Board of Directors who is an executive of Pioneer Natural Resources, Inc. (“Pioneer”), which is an established customer of Innovex. Total revenue earned from Pioneer was $2.9 million and $5.7 million for the three and six months ended June 30, 2024, respectively, and the outstanding accounts receivable due from Pioneer was $1.6 million and $1.5 million as of June 30, 2024 and December 31, 2023, respectively.

NOTE 15. COMMITMENTS AND CONTINGENCIES

Litigation

The Company is party to various legal proceedings from time to time. A liability is accrued when a loss is both probable and can be reasonably estimated. Management believes that the probability of a material loss with respect to any currently pending legal proceeding is remote. As such, the Company did not record a reserve for litigation as of June 30, 2024 or December 31, 2023.

NOTE 16. SUBSEQUENT EVENTS

Subsequent events have been updated through September 16, 2024, the date which these Consolidated Financial Statements were available to be issued.

On September 6, 2024, following approval by the stockholders of both the Company and Dril-Quip at special meetings held on September 5, 2024, the mergers and the other transactions contemplated by the Merger Agreement were consummated in accordance with the terms of the Merger Agreement. In connection with the completion of the mergers, the Company changed its name to “Innovex International, Inc.”. The shares of common stock listed on the New York Stock Exchange, previously trading through the close of business on Friday, September 6, 2024 under the ticker symbol “DRQ,” commenced trading on the NYSE under the ticker symbol “INVX” effective with the open of business on Monday, September 9, 2024.